PRESS RELEASE

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CONTACT
Robert E. Collins                           Richard R. Pickard
Vice President and Chief                    Vice President and General
Financial Officer                           Counsel
Tel:  408-370-8210                          408-370-8208
Fax:  408-370-8056                          408-370-8056



                      ZILOG AND TPG AMEND MERGER AGREEMENT


         Campbell, Calif.--Nov. 19, 1997--Zilog, Inc. (NYSE:ZLG), announced today that, in light of its recent and current financial performance, its previously announced merger agreement with Texas Pacific Group has been amended. The amendment reduces the per share cash merger consideration from $25 per share to $20 and effects certain other modifications to the rights and obligations of the parties. Zilog expects that its revenues and earnings for the quarter ending December 31, 1997 will likely be below the revenues and earnings for the quarter ended September 30, 1997.

         The agreement continues to be subject to certain conditions, including the approval of Zilog's stockholders and the completion of financing in accordance with commitment letters issued by Goldman, Sachs & Co. to TPG or on other reasonable terms. It is expected that Zilog will mail a proxy statement to its stockholders in December for a special meeting to consider the merger to be held in January or February 1998.

         Under the original agreement, 400,000 shares of Zilog common stock were to have been retained by current shareholders as shares of the surviving corporation, representing 10% of the voting power and 6.7% of the total common equity of the surviving corporation. Under the amended agreement, 375,000 shares of Zilog common stock will be retained by current shareholders, representing 10% of the voting power and 7.5% of the total common equity.

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ZILOG AND TPG AMEND MERGER AGREEMENT


         As originally agreed, Warburg, Pincus Capital Company, L.P., Zilog's largest stockholder, has committed to vote in favor of the amended transaction and to elect to retain up to 375,000 shares to enable all other stockholders to receive cash for their shares. To the extent that other stockholders elect to retain shares, they will be permitted to do so on a pro rata basis and the number of shares retained by Warburg will be reduced to accommodate such elections.

         The Board of Directors of Zilog has unanimously approved the revised merger agreement.

         The Company has its headquarters in Campbell, Calif. It employs approximately 1,670 people and has 26 direct sales offices and more than 120 distributor and rep locations worldwide. Further information may be obtained from the company's SEC filings. Zilog stock is traded under the NYSE symbol ZLG.

         This press release contains forward-looking statements within the meaning of the securities laws. Actual results could differ materially. For a summary of the factors that could affect operating results, please see the Company's Form 10-K and Form 10-Q last filed with the Securities and Exchange Commission.

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